[GRAPHIC OMITTED]                                                   EXHIBIT 99.1

                                                                    News Release
                                                                        NYSE:NOR

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com


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              NORTHWESTERN CANCELS ADJOURNED STOCKHOLDERS' MEETING;
              PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION IS NOT
                                    APPROVED
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SIOUX FALLS, S.D. - Sept. 12, 2003 - NorthWestern  Corporation  (NYSE:NOR) today reported that it has cancelled its previously adjourned stockholders' meeting because the Company did not receive sufficient votes from stockholders on a proposal to amend the Company's Restated Certificate of Incorporation.

The stockholders meeting was adjourned on Aug. 26, 2003, to allow for continued voting on the proposal. However, as of today, the Company had received 17,344,109 votes for the proposal. Passage of the proposal required a majority approval of the outstanding stock of the corporation or 18,840,049 million votes.

The proposal would have approved amendments to and a restatement of the Company's Restated Certificate of Incorporation that would have included authorizing an increase in the number of shares of common stock from 50 million shares to 250 million shares and authorizing issuance of up to 50 million shares of new preferred stock. The Company was seeking the authority to issue additional shares as part of its effort to restructure debt.

Gary G. Drook, President and CEO of NorthWestern Corporation, said, "We are very disappointed that we were unable to obtain shareholder approval of this proposal. This proposal was one of the necessary preconditions to provide the Company the ability to restructure its debt outside of bankruptcy. As we have stated, we are examining the possibility of seeking protection under Chapter 11
- an option that would enable us to continue to operate our business normally while we develop a financial restructuring plan that attracts the support of our creditors. Our primary business mission remains being a stable and reliable provider of electricity and natural gas to our customers."


About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and



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Nebraska.  NorthWestern  also has  investments  in Expanets,  Inc., a nationwide provider of networked communications and data services to small and mid-sized businesses; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

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